EXHIBIT 99.1

Spartan Motors, Inc. (Nasdaq: SPAR)
From the CEO / 02-27-06
http://www.spartanmotors.com/ceo_letter.asp

To Our Stakeholders:
For those who may have missed our conference call last week on Spartan Motors' year-end results, I wanted to make sure you are aware of the important growth drivers that we believe will lay the foundation to exceed our 2005 results.

We see four growth drivers that will expand our top and bottom lines in 2006. The first is we plan to build more RV chassis this year than we did in 2005 and in the history of Spartan Motors. Our market share is expanding as we add additional motorhome models featuring our custom chassis. In fact, a record number of models featured a Spartan chassis at the most recent RVIA trade show.

Our chassis offer a smoother ride, better handling and a superior customer experience. We are a custom company, with 11 percent of our work force in engineering, and we take pride that we can give customers exactly what they want at a competitive price, deliver it in a timely fashion, and support it with customer-first service. We expect these capabilities will continue to add models within our existing customer base in 2006, adding to top line growth.

The economy is also moving in the right direction, which is good news for the RV market. The Consumer Confidence Index was at its highest point in 16 months in January. As we have seen in past years, we expect to see a significant increase in RV orders about 12 to 18 months after a spike in consumer confidence. Additionally, January unemployment levels nationwide were the lowest in over four years, and interest rates and fuel prices appear to be stabilizing. Looking at the economic data, we expect increased sales for RV chassis in the summer of 2006.

The second driver will be our growing emergency-rescue business, which includes our fire truck chassis, fire trucks and ambulances and is the largest and fastest-growing business for Spartan Motors. We are coming off our best year ever for fire truck chassis sales, and our record backlogs for fire truck chassis and fire trucks will translate into increased sales and profits.

The third driver is our improving operating efficiencies at the EVTeam. Our focus here is on taking this sales and backlog growth and improving profitability. We will get there by achieving our labor efficiency targets and through disciplined SG&A and bill-of-materials cost-management. We will also see profit margins improve as higher-priced units move from the backlog to the top-line. Each company in the group is moving toward profitability within its own timeframe, and though we do not expect the EVTeam as a whole to be profitable in 2006, we do expect each subsidiary to end the year posting profits.

The fourth driver will be the continued strength of the our brands, including Spartan Chassis, Crimson Fire, Crimson Fire Aerials and Road Rescue, which are helping us capture market share and improve our pricing power. Our backlog at the end of 2005 increased 42 percent compared with the end of the prior year. We grew our backlog in the midst of an 18 percent downturn in the RV market, which is our largest market. That we were able to grow despite a downturn in this market speaks volumes about the growing aura of Spartan's brands.

Looking forward beyond 2006, we are confident our core markets will remain strong. The RV market will continue to expand as every day more than 11,000 Americans turn the age of 50. According to industry data, this is the primary buying age for RVs. The other side to this demographic trend also benefits our ambulance business. Whether they want to or not, older individuals at some point will be transported in an ambulance. Further, 92 percent of all fire departments purchase both ambulances and fire trucks, allowing us to sell ambulances, fire trucks and fire truck chassis to the same customer.

The market for fire trucks will also continue to grow. More than 83 percent of fire departments in the U.S. do not have an aerial unit deployed. Many of these departments are in rural areas that will need aerial capabilities as Americans move beyond cities into the countryside. As we increase our aerial business, we also expect to see growth from our fire truck chassis, which are usually packaged with our aerial units. Additionally, 54 percent of all fire trucks in the nation have been in service more than 15 years and should be considered for replacement, according to industry and governmental standards.

To tie all these threads together, we are optimistic that our growth this year will exceed last year. We are also optimistic in the core strength of our markets, which will help drive growth over the long term. I look forward to updating you on our progress throughout 2006.

John E. Sztykiel
Chief Executive Officer

The statements contained in this Letter to Stakeholders include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "plans," "believes," "sees" or is "confident" that a particular result "will," "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence and that could cause actual results to differ materially from what may be expressed or forecasted in such forward-looking statements. Such risks, uncertainties and assumptions include without limitation economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this letter.